Exhibit 10.15

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this "Fourth Amendment") is made and entered into as of the 30 day of November,  2015, by and between RP AVENTINE OFFICE OWNER, L.L.C., a Delaware limited liability company ("Landlord"), and TRACON PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

r e c i t a l s  :

A.    Landlord, as successor-in-interest to Glenborough Aventine, LLC, and Tenant, entered into that certain Office Lease dated February 10, 2011 (the "Office Lease"), as amended by that certain First Amendment dated September 16, 2013 (the "First Amendment"), that certain Second Amendment dated September 15, 2014 (the "Second Amendment"), and that certain Third Amendment dated February 20, 2015 (the "Third Amendment") (the Office Lease, the First Amendment, the Second Amendment, and the Third Amendment shall hereafter collectively be referred to as the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord that certain space commonly known as Suites 700, 725, and 780 (the "Existing Premises") and located on the seventh (7th) floor of the building located at 8910 University Center Lane, San Diego, California 92122 (the "Building").

B.    Landlord and Tenant desire to expand the Existing Premises to include that certain space consisting of approximately 1,917 rentable (1,611 usable) square feet of space commonly known as a portion of Suite 750 and located on the seventh (7th) floor of the Building (the "Expansion Premises"), as delineated on Exhibit A attached hereto and made a part hereof, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t  :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fourth Amendment.

2.     Modification of Premises.  Effective as of the date (the "Expansion Commencement Date") which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Expansion Premises, and (ii) January 1, 2016 (the "Tenant Work Letter"),  Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises.  Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises.  Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Existing Premises to

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approximately 9,339 rentable square feet.  The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the "Premises."

3.     Term of Lease.  The term of Tenant’s lease of the Expansion Premises shall commence on the Expansion Commencement Date and shall expire coterminously with Tenant's lease of the Existing Premises on April 30, 2017 (the "Expansion Expiration Date").  The period of time commencing on the Expansion Commencement Date and expiring on the Expansion Expiration Date shall be referred to herein as the "Expansion Term."    For purposes of this Fourth Amendment, the term "Lease Month" shall mean each succeeding calendar month during the Expansion Term; provided that the first Lease Month shall commence on the Expansion Commencement Date and shall end on the last day of the first full calendar month of the Expansion Term and that the last Lease Month shall expire on the Expansion Expiration Date.

4.     Base Rent.  Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

			Approximate
			Monthly
		Monthly	Rental Rate
Period During	Annualized	Installment	per Rentable
Expansion Term	Base Rent	of Base Rent	Square Foot
Expansion Commencement Date – December 31, 2016	97,767.00	$8,147.25	$4.25
January 1, 2017 – April 30, 2017	101,217.60	$8,434.80	$4.40

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

5.     Tenant's Proportionate Share of Direct Costs.  Except as specifically set forth in this Section 5, commencing on the Expansion Commencement Date, Tenant shall pay 0.8828% as Tenant's Share of Direct Expenses that are above the Direct Expenses applicable to the 2016 calendar year (the "Base Year") for the Expansion Premises in accordance with the terms of Article 4 of the Office Lease, as amended.

6.     Condition.

6.1.     Existing Premises.  Tenant acknowledges that Tenant has been and is in occupancy of the Existing Premises.  Tenant is fully aware of the condition of the Existing Premises, and therefore Tenant shall continue to accept the Existing Premises in its presently existing, "as is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services, except as expressly set forth in the Lease, related to the improvement of the Existing Premises prior to or during the Expansion Term.  Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or

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warranty regarding the condition of the Existing Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business.

6.2.     Expansion Premises.  Except as specifically set forth in the Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, "as-is" condition.  Notwithstanding the foregoing, Landlord shall construct the improvements in the Expansion Premises, if any, pursuant to the terms of the Tenant Work Letter.    Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business.

7.     Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Hughes Marino and Jones Lang LaSalle (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers.  The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8.     Security Deposit.  Landlord and Tenant acknowledge that, in accordance with Section 8 of the Office Lease, Landlord currently holds the sum of Forty Thousand Four Hundred Forty-One and 99/100 Dollars ($40,441.99) as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease.  Concurrently with Tenant's execution of this Fourth Amendment, Tenant shall deposit with Landlord an amount equal to Two Thousand Fifty and 46/100 Dollars ($2,050.46) to be held by Landlord as a part of the Security Deposit.  Accordingly, upon such deposit, notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as hereby amended, shall equal Forty-Two Thousand Four Hundred Ninety-Two and 45/100 Dollars ($42,492.45).

9.     Parking.

9.1.     Existing Premises.  Landlord and Tenant hereby acknowledge that, throughout the Expansion Term, with respect to the Existing Premises Tenant shall continue to have the parking rights set forth in the Lease.

9.2.     Expansion Premises.  Tenant shall have the right, but not the obligation, to rent up to six (6) unreserved parking passes (i.e., four  (4) parking passes per each 1,000 usable square feet of the Expansion Premises), all of which unreserved parking spaces shall pertain to the Project parking facility.  Tenant shall rent such unreserved parking passes for the Expansion Premises on a monthly basis throughout the Expansion Term, at Landlord's prevailing rates for the location and type of such parking passes, which rate is currently $75.00 per unreserved parking

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pass per month.  Tenant's rights and obligations with respect to such unreserved parking passes shall otherwise be pursuant to the terms of Article 28 of the Office Lease, as amended.  Tenant shall pay a one-time non-refundable charge in the amount of $40.00 (subject to adjustment from time to time by Landlord) per parking pass.

10.     No Further Modification.  Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

"LANDLORD"		"TENANT"

RP AVENTINE OFFICE OWNER, L.L.C., a		TRACON PHARMACEUTICALS, INC.,
Delaware limited liability company		a Delaware corporation

By:	/s/ Ron J. Hoyl	By:	/s/ Patricia L. Bitar

Name: Ron J. Hoyl		Name: Patricia L. Bitar

Its:	Vice President	Its:	Chief Financial Officer

		By:	/s/ Charles Theuer

Name: Charles Theuer

		Its:	Chief Executive Officer

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EXHIBIT A

OUTLINE OF EXPANSION PREMISES

VH

SUITE 780
SUITE 700
SUITE 750
SUITE 725

FLOOR 7

Aventine Office Building
8910 University Center
San Diego, CA 92122

STEVENSON SYSTEMS INC
stevensonsystems.com
AVEN
©1986-2010 ALL RIGHTS RESERVED

11/20/09

FINAL COMPOSITE

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EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Expansion Premises which shall be referred to herein as the "Premises".  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.  All references in this Tenant Work Letter to Sections of "this Amendment" shall mean the relevant portion of the Fourth Amendment to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, all references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of the Lease (as amended) being amended by this Amendment, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portions of Sections 1 through 6 of this Tenant Work Letter.  All references in this Tenant Work Letter to the "Premises" shall mean the "Expansion Premises."

SECTION 1

DELIVERY OF PREMISES; TENANT IMPROVEMENTS

1.1     Delivery of Premises.  Landlord shall delivery possession of the Premises to Tenant on or before December 1, 2015.  Tenant hereby acknowledges that the Premises are currently occupied by another tenant of the Building.  If Landlord is unable for any reason to deliver possession of the Premises to Tenant on any specific date, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder; provided, however, the date set forth in Section 2(ii) of this Fourth Amendment shall be delayed until the date that is thirty (30) days after the date Landlord delivers possession of the Premises to Tenant.  If Landlord does not deliver possession of the Premises to Tenant by March 1, 2016 (the "Outside Date"), then the sole remedy of Tenant for such failure shall be the right to deliver a notice to Landlord (a "Termination Notice") electing to terminate the Lease with respect to the Expansion Premises only effective upon the date occurring five (5) business days following receipt by Landlord of the Termination Notice (the "Effective Date").  The Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date nor later than five (5) business days after the Outside Date.  The effectiveness of any such Termination Notice delivered by Tenant to Landlord shall be governed by the terms of this Section 1.1.  If Tenant delivers a Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Effective Date for a period ending thirty (30) days after the Effective Date by delivering written notice to Tenant, prior to the Effective Date, that, in Landlord's reasonable, good faith judgment, Landlord will deliver the Premises to Tenant within thirty (30) days after the Effective Date (the "Termination Extension Notice").  If Landlord delivers the Premises to Tenant within such thirty (30) day suspension period, then the Termination Notice shall be of no force or effect, but if Landlord does not deliver the Premises to Tenant within such thirty (30) day suspension period, then the Lease with respect to the Expansion Premises shall terminate upon the expiration of such thirty (30) day suspension period.  Upon any termination as set forth in this Section 1.1, Landlord and Tenant shall be relieved

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from any and all liability to each other resulting hereunder with respect to the Expansion Premises, except that Landlord shall return to Tenant any prepaid rent with respect to the Expansion Premises and Landlord shall return the additional Security Deposit amount paid by Tenant pursuant to Section 8 of the Fourth Amendment.

1.2     Tenant Improvements.  If Tenant desires to construct any improvements in the Premises (the "Tenant Improvements"), then Tenant shall have the right to deliver a space plan (a "Space Plan") to Landlord depicted such Tenant Improvements, which Space Plan shall be subject to Landlord's approval, which shall not be unreasonably withheld.  Following Landlord's approval of the Space Plan, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply such information necessary to allow Landlord’s architects and engineers to prepare architectural and engineering drawings for the Premises in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with, and which are a logical extension of, the Space Plan (collectively, the “Original Working Drawings”), and Landlord shall submit the Original Working Drawings to Tenant for its approval, which shall not be unreasonably withheld.  Following Tenant's approval of the Original Working Drawings, Landlord shall provide Tenant with a cost proposal (the "Cost Pricing Proposal") in accordance with the Original Working Drawings for the Premises, which cost proposal shall include, as nearly as possible, the cost to be incurred in connection with the performance of the Tenant Improvements.  Within five (5) business days, Tenant shall either (i) approve the Cost Pricing Proposal or (ii) disapprove the Cost Pricing Proposal and provide Landlord with Tenant's proposed revisions to the same, which proposed revisions shall be subject to Landlord's approval, not to be unreasonably withheld, conditioned or delayed.  Upon Landlord's receipt of Tenant's approval of the Cost Pricing Proposal or upon Tenant's failure to timely delivery notice of its approval of the same, Landlord shall construct the Tenant Improvements pursuant to the Original Working Drawings.   In the event that Tenant disapproves of the Cost Pricing Proposal, Landlord shall cause its architects and engineers to modify the Original Working Drawings in a manner consistent with, and which are a logical extension of Tenant's proposed revisions.  Thereafter, Landlord shall construct the Tenant Improvements pursuant to such modified Original Working Drawings (the "Modified Working Drawings").  As used in this Tenant Work Letter, the term "Approved Working Drawings" shall mean either the Original Working Drawings or the Modified Working Drawings, as applicable.  Except as set forth above, Tenant shall make no changes or modifications to the Approved Working Drawings, without the prior written consent of Landlord.    Landlord shall cause the Premises to comply with applicable laws, at Landlord's sole cost and expense, to the extent required in order to allow Tenant to obtain a certificate of occupancy, or its legal equivalent, for the Premises for general office use assuming a normal and customary office occupancy density.

1.3     No Constructive Eviction.  If all or any portion of the Tenant Improvements shall be constructed by Landlord on or after the Expansion Commencement Date, then (i) Landlord shall be permitted to complete the Tenant Improvements during normal business hours, (ii) Tenant shall provide a clear working area for the construction of the Tenant Improvements, and (iii) Tenant shall cooperate with all reasonable Landlord requests made in connection with Landlord's completion of the Tenant Improvements.  Tenant hereby acknowledges that the construction the Tenant Improvements during Tenant's occupancy of the Premises shall in no way constitute a

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constructive eviction of Tenant nor entitle Tenant to any abatement of rent or damages of any kind (including damages relating to any interference with Tenant's business at the Premises).

SECTION 2

OVER-ALLOWANCE AMOUNT

Landlord has allocated an amount (the “Tenant Improvement Allowance”) not to exceed Nine Thousand Five Hundred Eighty-Five and 00/100 Dollars ($9,585.00) (i.e., $5.00 for each of the rentable square feet of the Expansion Premises) for the costs of designing and constructing the Tenant Improvements.  In the event that Landlord reasonably anticipates that the total cost of designing and constructing the Tenant Improvements will exceed the Tenant Improvement Allowance, the amount of such reasonably anticipated excess shall be paid by Tenant to Landlord immediately upon Landlord’s request as an over-allowance amount (the "Over-Allowance Amount").  The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any remaining portion of Landlord's contribution to the construction of the Tenant Improvements.  In the event that after Tenant's approval of the Approved Working Drawings, any revisions, changes, or substitutions shall be made to (i) the Approved Working Drawings (once the same are completed), or (ii) the Tenant Improvements, then any additional costs which arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount.    In the event that the Tenant Improvement Allowance is not fully disbursed by Landlord to, or on behalf of, Tenant on or before July 1, 2016, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto; provided, however, Tenant may, pursuant to written notice delivered to Landlord on or before December 31, 2015, elect to apply all or a portion of the Tenant Improvement Allowance as an offset against Base Rent next due and owing by Tenant under the terms of the Lease, as amended hereby.

SECTION 3

CONTRACTOR'S WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the "Contractor") relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements;  provided, however, that if, within 30 days after Substantial Completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within eleven (11) months after Substantial Completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall promptly cause such defect to be corrected.

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SECTION 4

INTENTIONALLY OMITTED

SECTION 5

MISCELLANEOUS

5.1     Tenant's Entry Into the Premises Prior to Substantial Completion.  Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Premises, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Premises.  Prior to Tenant's entry into the Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 5.1.

5.2     Tenant's Representative.  Tenant has designated Arlene Bolz as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3     Landlord's Representative.  Landlord has designated Michael Coleman as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4     Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.5     Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in this Fourth Amendment, if an event of default as described in the Lease, as amended, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Expansion Premises, following any applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord shall have the right to cause Contractor to cease the construction of the Expansion Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Premises caused by such work stoppage as set forth in Section 4 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

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